Exhibit 10.7

EXECUTION VERSION

CONTRIBUTION AGREEMENT

April 22, 2025

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made as of the date first written above by and among Twenty One Assets, LLC., a Delaware limited liability company (the “Company”), Tether Investments S.A. de C.V., a corporation (sociedad anónima de capital variable) organized and existing under the laws of El Salvador (“Tether”), and iFinex, Inc., a British Virgin Islands company (“Bitfinex” and together with the Company and Tether, the “Parties”).

WHEREAS, concurrently with the entry into this Agreement, the Parties are entering into that certain Business Combination Agreement, by and among the Parties and the other parties thereto (as may be amended from time to time, the “BCA”);

WHEREAS, pursuant to Section 9.3(d) of the BCA, completion of the Contribution (as defined herein) is a condition in favor of Cantor Equity Partners, Inc., a Cayman Islands exempted company (“SPAC”), to the closing of the transactions contemplated by the BCA (the “BCA Closing”);

WHEREAS, Tether desires to contribute to the Company, and the Company desires to accept from Tether, the rights of Tether in and to 24,500 Bitcoin (the “Tether Bitcoin”), in exchange for the Tether Interest (as defined below), subject to the terms and conditions set forth in this Agreement; and

WHEREAS, Bitfinex desires to contribute to the Company, and the Company desires to accept from Bitfinex, the rights of Bitfinex in and to 7,000 Bitcoin (the “Bitfinex Bitcoin”), in exchange for the Bitfinex Interest (as defined below), subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties hereby agree as follows:

1. Contributions. Subject to the terms and conditions of this Agreement, at the Closing:

(a) Tether shall transfer and contribute to the Company all of Tether’s legal and beneficial rights, title, and interest in and to the Tether Bitcoin (the “Tether Contribution”); and

(b) Bitfinex shall transfer and contribute to the Company all of Bitfinex’s legal and beneficial rights, title, and interest in and to the Bitfinex Bitcoin (the “Bitfinex Contribution” and together with the Tether Contribution, the “Contributions”).

2. Consideration. Subject to the terms and conditions of this Agreement, at the Closing:

(a) in consideration for the Tether Contribution, the Company shall issue to Tether (i) 208 units of class A common membership interest of the Company (the “Company Class A Interest”) and (ii) 208 units of class B membership interest of the Company (the “Company Class B Interest”) (such units of Company Class A Interest and Company Class B Interest, collectively, the “Tether Interest”); and

(b) in consideration for the Bitfinex Contribution, the Company shall issue to Bitfinex (i) 59 units of Company Class A Interest and (ii) 59 units of Company Class B Interest (such units of Company Class A Interest and Company Class B Interest, collectively, the “Bitfinex Interest”).

3. Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the same date and immediately prior to the BCA Closing, remotely by and upon the electronic exchange and release of signature pages to this Agreement, or at such other place that the parties may mutually agree. The date on which the Closing occurs is referred to as the “Closing Date.”

4. Closing Deliverables. At the Closing:

(a) the Company shall deliver (i) to Tether, evidence of the issuance of the Tether Interest in accordance with Section 2(a), and (ii) to Bitfinex, evidence of the issuance of the Bitfinex Interest in accordance with Section 2(b);

(b) Tether shall deliver to the Company evidence of the transfer of the Tether Bitcoin to the custodial account maintained by Anchorage in the name of the Company at a wallet, details of which to be communicated to the Parties prior to Closing (the “Custodial Account”); and

(c) Bitfinex shall deliver to the Company evidence of the transfer of the Bitfinex Bitcoin to the Custodial Account.

5. Conditions to Closing. The obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of the following conditions (which may be waived by the Parties in whole or in part to the extent permitted by applicable Law):

(a) Each of the conditions set forth in Article IX of the BCA (other than Sections 9.1(e) and 9.3(d) of the BCA) shall have been satisfied or waived pursuant to and in accordance with the terms set forth therein.

(b) No Law will have been enacted and no Order will have been issued by a Governmental Authority after the date hereof that enjoins, restrains, prevents or prohibits the consummation of the Closing or makes the consummation of the Closing illegal.

6. Termination. This Agreement may be terminated prior to the Closing as follows: (a) by the mutual written consent of the Parties, SPAC and Stellar Beacon LLC, a Delaware limited liability company (“SoftBank”); or (b) automatically with no further action required by the Parties if the BCA is terminated in accordance with its terms. If this Agreement is terminated in accordance with this Section 6, this Agreement shall become void and of no further force and effect.

7. Further Assurances. Each Party hereto shall execute and deliver, or cause to be executed and delivered, such other instruments as may be reasonably requested by the other Party or reasonably required to effectuate the transactions contemplated hereby and to otherwise carry out the purposes of the Contributions and this Agreement.

8. Representations and Warranties. No Party makes any representations or warranties under or with respect to this Agreement.

9. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

10. Amendments, Supplements, etc. This Agreement may be amended or supplemented only with the prior written consent of each Party, SPAC and SoftBank. No term of this Agreement, nor performance hereof or compliance herewith, may be waived except by a writing signed by the Party giving such waiver.

11. Third-Party Beneficiary. The Parties agree and acknowledge that SPAC and SoftBank are intended third-party beneficiaries of Sections 6 and 10 and shall have the right to enforce Sections 6 and 10 as if an original party hereto.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to conflicts of law principles.

13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Entire Agreement. This Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings or agreements by or among the Parties, written or oral, that may relate to the subject matter hereof.

15. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed and delivered this Contribution Agreement as of the date first written above.

Twenty One Assets, LLC

By:	/s/ Steven Meehan
Name:	Steven Meehan
Title:	Secretary

Tether Investments S.A. de C.V.

By:	/s/ Giancarlo Devasini
Name:	Giancarlo Devasini
Title:	Sole Administrator

iFinex, Inc.

By:	/s/ Paolo Ardoino
Name:	Paolo Ardoino
Title:	Director

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